                                                                   EXHIBIT 10.11

             TESTING CENTER MANAGEMENT AND CBT SERVICES AGREEMENT

     This Testing Center Management and CBT Services Agreement (this "Agreement") is made as of May 1, 1997 (the "Effective Date"), and is by and between SYLVAN LEARNING SYSTEMS, INC. ("Sylvan"), a Maryland Corporation, and CALIBER LEARNING NETWORK, INC. ("Caliber"), a Maryland corporation.

                                   RECITALS

1. Sylvan utilizes, and owns and operates, a series of locations across the United States (the "Testing Centers") at which computer-based testing services are delivered to individuals on behalf of various testing clients of Sylvan; and

2. Caliber is establishing a network of distance learning centers, in which testing services utilizing the Sylvan Prometric computer-based testing system will also be offered and provided; and

3. Caliber desires to assume control of a certain group of Sylvan's locations for the expansion and establishment of the Caliber network; and

4. In connection with the foregoing, Sylvan and Caliber have agreed that Caliber will manage the Testing Centers and in connection therewith will assume certain obligations assets related to the Testing Centers, and desire to set forth in writing the terms and conditions of their understanding and agreements.

                             TERMS AND  CONDITIONS

In consideration of the mutual covenants and conditions set forth in this Agreement and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Sylvan and Caliber agree as follows:

1.0  MANAGEMENT OF TESTING CENTERS

     1.01 From May 1, 1997 (the Effective Date) through and until December 31, 2000, (the "Management Period") Caliber shall assume, pursuant to the provisions of this Agreement, management and responsibility for all obligations and operations of the Testing Centers listed on Exhibit A of this Agreement, including without limitation delivering CBT services on behalf of Sylvan and its clients in accordance with the terms of the Agency and Licensing Agreement for Operation of a Sylvan Technology Center "Services Agreement"(as shown as Exhibit B of this Agreement), staffing the Testing Centers with adequate qualified personnel and assuming and satisfying all costs and expenses incurred as a result of the Testing Centers' operations after the Effective Date. The costs and expenses incurred as a result of the Testing Centers operations shall include but are not limited to leases and other occupancy costs, utilities, salaries, data communications, and, in the case of former NASD centers, all operation costs billed to Sylvan by NASD and paid by Sylvan pursuant to the Asset Transfer and Management Agreement between Sylvan and NASD.

     1.02 Under this Agreement, Caliber agrees that it will perform as an independent contractor, and not an agent or employee of Sylvan.

          A. Caliber and its personnel (including without limitation personnel hired by Sylvan under this Agreement), in performance of this Agreement, are acting as independent contractors and not as employees of Sylvan. Caliber shall, at its sole cost and expense, for the term of this Agreement provide all insurance coverage required by applicable laws, regulations, or employment agreements, including, without limitation, medical and workers' compensation.

          B. Caliber represents and warrants that neither Caliber nor Caliber's personnel (including without limitation personnel hired by Caliber under this Agreement) or any individual associated with or performing services for Caliber shall be an employee of Sylvan for any purpose whatsoever. Caliber shall be responsible for the payment of all unemployment, social security and other payroll taxes of all individuals who are engaged in the performance of the services. If, at any time, any liability is asserted against Sylvan for unemployment, social security or any other payroll tax related to Caliber or Caliber's personnel or any individual or subcontractors associated with Caliber, then Caliber shall indemnify and hold harmless Sylvan from any such liability, including, without limitation, any such taxes, any interest or penalties related thereto, and reasonable attorney's fees and costs.

     1.03 As consideration for all of the services to be performed by Caliber in its operation of the Testing Centers during the Management Period, Sylvan shall pay to Caliber the STC commissions monthly (the "Management Fees"), for the Management Period. The Management Fees shall be paid in accordance with the terms of the Services Agreement, provided that Sylvan may deduct as a credit against such Management Fees an amount equal to any Assumed Direct Cost (as defined below) that has been paid by Sylvan and by any fees due Sylvan for providing interim accounting services for Caliber Sylvan shall provide such interim accounting services for Caliber at no cost through December 31, 1997. Commencing with January 1, 1998, the parties will review the interim accounting services to be provided by Sylvan to Caliber and agree on fees for those services at that time.

               As additional consideration for all of the services to be performed by Caliber in its operation of the Testing Centers during the Management Period, Caliber shall receive fifty (50%) percent of the profits Sylvan receives from its fingerprint testing services business with Identix Corporation.

          For purposes of this Agreement and except as otherwise expressly provided herein, the term "Assumed Direct Cost" shall mean any cost, rental charge or expense arising from the operation, maintenance and staffing of the Testing Centers during the Management Period, which cost or expense is assumed by Caliber from Sylvan under this Agreement, or is of a nature incurred by Sylvan in the operation, maintenance and staffing of the Testing Centers after the Effective Date, and includes all costs contemplated by Section 1.01 above.

     1.04 During the period commencing with the Effective Date and ending December 31, 1997, Sylvan will, at Caliber's request, not deduct credits as described in Section 1.03 above from the Management Fees. Caliber may defer payment to Sylvan for those credits not deducted from the Management Fees until December 31, 1997. Those credits not deducted shall be paid in full, together with four (4%) percent interest within forty-five (45) days of the end of the deferral period ending December 31, 1997. After the period ending December 31, 1997, any credits not deducted from the Management Fees shall be paid by Caliber to Sylvan on a monthly basis. Following the Management Period, Caliber shall reimburse Sylvan for any credits attributable to payments by Sylvan under Section 1.03 but not previously deducted as credits from the Management Fees pursuant to Section 1.03 and not otherwise paid by Caliber to Sylvan. Any such reimbursement shall be paid within forty-five (45) days following presentation by Sylvan to Caliber of documentation reflecting the amount of any such amounts paid by Sylvan and the fact of such payment by Sylvan.

     1.05 Following the Management Period, Caliber may, but need not, continue to operate any Testing Center as it determines to be appropriate, subject to the requirements of the Services Agreement. Certain of the Testing Centers may be closed (or converted to other, non-STC uses) in accordance with the schedule of Permitted First Closing Dates shown in Exhibit A.

     1.06 From time to time it may become necessary for Sylvan to open STC's in locations where no franchisees are available or where franchisees are unable or unwilling to locate or expand to meet testing demand. In those circumstances, if Caliber has a Caliber Learning Center located or plans to locate a Caliber Learning Center in the geographical region where the STC needs to be located, Sylvan may request and Caliber shall use reasonable efforts to establish an STC in that location. The ownership, operation, and management of the STC shall be subject to the terms of this Agreement. In the event an STC is established pursuant to this Section 1.06, Sylvan and Caliber shall negotiate in good faith for an equitable sharing of any additional costs expended by Caliber to establish and operate the STC.

2.0  TRANSFER OF TESTING CENTER LEASES AND LEASEHOLD
     IMPROVEMENTS


     2.01 From time to time on or after the Effective Date and on or before the end of the Management Period, Sylvan shall assign to Caliber and Caliber shall assume from Sylvan, on the terms and conditions set forth in this Agreement, all of Sylvan's right, title, interest and obligations as lessee or tenant under the leases shown on the attached Exhibit A, together with all rights in and to any security deposits held by landlords under said leases and any leasehold improvements. Such assignment and assumption shall be effected on a date specified by Sylvan to occur within ninety (90) days after the Effective Date; provided, however, that notwithstanding anything to the contrary herein:

          (i) if a lease requires the landlord's consent to an assignment thereof, Caliber shall use all reasonable efforts to obtain such consent and Sylvan may delay assigning such lease until such consent is obtained,

          (ii) if and to the extent that a landlord does not consent to the assignment to Caliber of any lease and does not elect to terminate the
          lease, Sylvan agrees to   sublet the premises to Caliber on
          substantially the same terms and conditions contained in the affected lease for a term through the end of the Management Period and for such longer period as Caliber and Sylvan may agree,

          (iii) if Sylvan believes that a landlord may elect to terminate a lease pursuant to the terms thereof instead of consenting to the assignment to Caliber of such lease, Sylvan shall notify Caliber of such and may delay attempting to assign such lease to Caliber until a date not later than the last day of the Management Period,

          (iv) Sylvan shall not be obligated to ensure that any of the leases listed on Exhibit A is assignable and any lease terminated by a landlord, whether upon notice of Sylvan's assignment of or intent to assign such lease, or otherwise, shall not be subject to assignment and assumption under this Agreement, and

     (v) Certain of the Testing Centers (as indicated by an asterisk on Exhibit A) are subject to the prior right of the National Association of Securities Dealers, Inc. ("NASD") to have assigned to it the leases for same, and the rights to occupy same to the exclusion of Sylvan and its assigns, under certain conditions, and upon notice per the terms of that certain CBT Services Master Agreement dated March 1, 1996, to which reference is made and of which Caliber acknowledges having been provided a copy. In certain cases the lease for a former NASD site has not been assigned to Sylvan but Sylvan is subletting the site. Sylvan will sublet under like terms to

          Caliber and Caliber shall pay to Sylvan such lease costs as are assumed by Sylvan for these sites.

     2.02 Caliber shall bear and be responsible for all transfer, sales, recording and filing taxes or fees resulting from the transfer of any lease hereunder, which amounts are Caliber's sole responsibility.

3.0  USE OF TESTING CENTER ASSETS

     3.01 On the Closing Date (as defined in Section 4.01), Sylvan shall provide and extend to Caliber the exclusive use of the following:

          (a) All of the furniture, fixtures, supplies, equipment and other tangible assets owned by Sylvan that are used or held for use solely in connection with the operation of the Testing Centers, shown on the attached Exhibit D, together with all sundry items of a like character which, although not described on Exhibit D, are owned by Sylvan and situated on or about the various premises described in Exhibit A. Collectively, the items described in this paragraph (a) are referred to as the "Center Assets."

     3.02 Nothing in this Agreement shall obligate Sylvan to transfer any accounts receivable arising with respect to the operation of the Testing Centers. Nothing in this Agreement shall obligate Caliber to assume any accounts payable or liabilities, determined in accordance with generally accepted accounting principles, arising with respect to the Testing Centers prior to the Effective Date.

     3.03 Upon Caliber's cessation of operating an STC in any of the Testing Center sites, all physical property and equipment in such site that is owned by Sylvan shall be packed and shipped by Caliber, at Caliber's expense, to such location(s) as directed by Sylvan.

4.0  CLOSING

     4.01 The closing of the transactions contemplated by Section 3 of this Agreement (the "Closing") shall take place at the offices of Sylvan, 1000 Lancaster Street, Baltimore, Maryland 21202, on a date (the "Closing Date") to be agreed to by the parties, which shall be within ninety (90) days after the Effective Date, provided that either party may by advance notice to the other party unilaterally extend the Closing Date by up to thirty (30) days and the Closing Date and Closing may occur at such other place and date as the parties may mutually agree to in writing.

     4.02  At the Closing, Sylvan shall execute and/or deliver to Caliber:

          (a) Original or photocopies of all books, records, files, documents, and papers, including commercial vendor contracts and all records of the accounts used in the operation of or relating exclusively to the operation or management of the Testing Centers and Center Assets, provided, however, that the transfer of such books and records shall be extended to the date on which interim accounts services are last provided by Sylvan;

          (b) Any and all other documents, instruments or agreements reasonably necessary to fulfill the purposes of this Agreement.

     4.03  At the Closing Caliber shall execute and/or deliver to Sylvan:

          (a) Assumption agreements relating to the leases assumed by Caliber pursuant to Section 2.0 of this Agreement;

          (b) Any and all other documents, instruments or agreements reasonably necessary to fulfill the purposes of this Agreement.

5.0  SYLVAN EMPLOYEES

     5.01 A complete list of all employees involved in or having duties associated with the Testing Centers (the "Center Employees"), their current salary/wage level, date of hire, date of birth, credited years of service, and position is shown on Exhibit E attached hereto. Caliber agrees to extend offers to employ as of May 1, 1997 (the "Transition Date"), or as soon as practicable thereafter, each of the Center Employees actively employed in a Testing Center immediately prior to the Transition Date (including Center Employees on leave of absence or receiving short-term disability or workers compensation) and to employ as of the Transition Date each Center Employee accepting such offer.

          (a) In every case, an offer of employment shall be on terms that provide the same salary or wage rate (calculated on an hourly basis for nonexempt employees), a similar position, responsibility and employment status (i.e., part or full-time) as held by the Center Employee immediately prior to the Transition Date. Every Center Employee accepting employment with Caliber shall receive and be entitled to benefits at least comparable to those enjoyed by similarly situated employees of Caliber.

          (b) Caliber agrees to permit every Center Employee on leave of absence who accepts employment with Caliber to continue such leave on the same terms and conditions, including benefits, as provided by Sylvan.

          (c) The employee incentive plan currently operated by Sylvan for the benefit of the Center Employees shall not be modified or terminated by Caliber, but shall be maintained and observed by Caliber at least through December 31, 1997.

     5.02 Every Center Employee accepting employment with Caliber will, for purposes of any eligibility, vesting or waiting period under any health, 401k, vacation, severance or other benefit plan, be credited for the same periods of service credited by Sylvan prior to the Transition Date.

     5.03 Except as expressly provided in this Article 5, nothing in this Agreement, whether express or implied, shall confer upon any Center Employee any rights or remedies, including any right to employment, or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

     5.04 Caliber shall be solely responsible for, and hereby agrees to hold Sylvan harmless against, any COBRA obligations or liabilities relating to Center Employees who accept employment with Caliber, or relating to the qualified beneficiaries of such employees.

6.0  REPRESENTATIONS AND WARRANTIES OF CALIBER

     Caliber hereby represents and warrants to Sylvan that:

     6.01 Caliber is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and has the corporate power to carry on its business as it is now being conducted and to perform the actions contemplated hereby. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of, or be in conflict with, Caliber's Charter or By-Laws.

     6.02 No litigation, actions or proceedings, legal, equitable, administrative, through arbitration or otherwise, including but not limited to lawsuits, claims or disputes with employees, clients and vendors, etc., are pending or, to the best of Caliber's knowledge, threatened as of the date this Agreement is executed by Caliber that might affect the Testing Centers or the consummation of the transactions described in this Agreement.

     6.03 To the best of Caliber's knowledge, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of; or be in conflict with any terms of any contract, instrument or other agreement to which Caliber is a party or by which it or any of its properties is bound or affected, or any law, rule, regulation, license, permit, judgment, decree or order applicable to Caliber or by which any of its properties or assets are bound or affected, or result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets, except where such event or occurrence would not, singly or in the aggregate, have a material adverse affect on Caliber.

     6.04 Caliber has taken no action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, counseling or advisory fee, or like payment.

     6.05 The execution, delivery and performance of this Agreement by Caliber has been duly authorized by its Board of Directors, and this Agreement is a valid, legally binding and enforceable obligation of Caliber.


7.0  REPRESENTATIONS AND WARRANTIES OF SYLVAN

     Sylvan hereby represents and warrants to Caliber that:

     7.01 Sylvan is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, and has the corporate power and authority to carry on its business as it is now being conducted and to perform the actions contemplated hereby. Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation of; or be in conflict with, Sylvan's Articles of Incorporation or By-Laws.

     7.02 To the best of Sylvan's knowledge, Sylvan possesses sufficient title to all of the Center Assets to use the Center Assets as they are being used immediately prior to the Effective Date.

     7.03 With the exception of 1) the ACT litigation described on Exhibit C attached to this Agreement, and 2) the rights of NASD referred to in
          Section 2.01(v) hereof, no litigation, actions or proceedings, legal, equitable, administrative, through arbitration or otherwise, including but not limited to lawsuits, claims or disputes with employees, clients and vendors, etc., are pending or, to the best of Sylvan's knowledge, threatened as of the date this Agreement is executed by Sylvan that might affect the Testing Centers, the assets being purchased, or the consummation of the transactions described in this Agreement.

     7.04 To the best of Sylvan's knowledge, all of the assets which constitute furniture, fixtures, supplies, equipment and other tangible assets sold pursuant to this Agreement are as of the Effective Date in good condition, except for those the absence of which is not material to the operation of the Testing Centers.

     7.05 To the best of Sylvan's knowledge, Sylvan has fulfilled all of its obligations under and has complied in all material respects with all state and federal laws, rules and regulations applicable to the operation of the Testing Centers, except for any failure which would not have a material adverse effect on the operation of the Testing Centers.

     7.06 To the best of Sylvan's knowledge, neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will result in any violation, termination or modification of, or be in conflict with any terms of any contract, instrument or other agreement to which Sylvan is a party or by which it or any of its properties is bound or affected, or any law, rule, regulation, license, permit, judgment, decree or order applicable to Sylvan or by which any of its properties or assets are bound or affected, or result in any breach of or constitute a default (or with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation, or result in the creation of any lien, charge or encumbrance upon any of its properties or assets, except where such event or occurrence would not, singly or in the aggregate, have a material adverse effect on Sylvan.

     7.07 Sylvan has taken no action which would give rise to a valid claim against any party hereto for a brokerage commission, finder's fee, counseling or advisory fee, or like payment.

     7.08 The execution, delivery and performance of this Agreement by Sylvan has been duly authorized by its Board of Directors, and this Agreement is a valid, legally binding and enforceable obligation of Sylvan.

8.0  COVENANTS AND AGREEMENTS OF SYLVAN AND CALIBER

     8.01  Sylvan hereby covenants and agrees with Sylvan as follows:

          (a) Any accounts payable accruing as a result of the operation of the Testing Centers before the Effective Date shall remain the responsibility of Sylvan and shall be paid by Sylvan promptly as they become due and payable.

          (b) Prior to the Closing Date and upon reasonable notice, Sylvan shall make available to Caliber and its authorized agents and accountants at reasonable times and under reasonable circumstances the following items with respect to the Testing
               Centers: assets, properties, business and financial records, working papers, files, and memoranda of its public accountants or auditors, including, without limitation, vendor contracts with and records of the accounts of vendors used in the operation of or relating to the Testing Centers, for the purposes of inspecting, examining and copying the same, as is deemed necessary or desirable by Caliber.

          (c) Sylvan shall use all reasonable efforts to preserve intact the Centers' organization and personnel and to keep available all of its employees, agents, independent contractors, and consultants through the Closing Date.

          (d) Sylvan shall use all reasonable efforts to preserve intact the goodwill of all commercial vendors and others with respect to the Testing Centers through the Closing Date;

          (e) Sylvan shall keep in force through the Closing Date all policies of insurance covering the Testing Centers and its properties and assets;

          (f) Sylvan shall use reasonable efforts to maintain through the Closing Date the furniture, fixtures, supplies, equipment and other tangible assets to be used by Caliber pursuant to this Agreement in the same condition as they are on the Effective Date, ordinary wear and tear excepted.

          (g) Sylvan shall use all reasonable efforts to cooperate in obtaining all consents and satisfying all conditions to be obtained or satisfied on or before the Closing Date.

     8.02 Caliber hereby covenants and agrees with Sylvan as follows:

          (a) Any accounts payable accruing as a result of the operation of the Testing Centers on or after the Effective Date shall be the responsibility of Caliber and shall be paid by Caliber promptly as they become due and payable.

          (b) After the Effective Date and upon reasonable notice, Caliber shall make available to Sylvan and its authorized agents and accountants at reasonable times and under reasonable circumstances any books or records relating to the pre-Effective Date operation of the Testing Centers.

          (c) Caliber is to be responsible for all liabilities associated with the operation of the Testing Centers, including, without limitation, lease payments, withholding taxes, social security taxes, unemployment contributions, salaries, and purchases, incurred after the Effective Date, and Caliber specifically agrees to assume such liabilities as of the Effective Date.

          (d) Caliber shall use all reasonable efforts to cooperate in obtaining all consents and satisfying all conditions to be obtained or satisfied on or before the Closing Date.

9.0       NONASSUMPTION OF  LIABILITIES

     9.01 Unless otherwise expressly provided for in this Agreement, the liabilities and obligations incurred by Sylvan prior to the Effective Date are not assumed by Caliber but continue as liabilities and obligations of Sylvan and shall be solely paid by Sylvan. In the event Caliber is presented with a bill or invoice addressed to it but relating to operation of the Testing Centers before the Effective Date, Caliber shall forward such to Sylvan and Sylvan shall pay such within fifteen days after the latter of its due date and the date it is forwarded by Caliber, together with any applicable interest or penalties. If Sylvan disputes any obligation or amount reflected on a bill or invoice it shall deliver notice of such to the payee within such fifteen day period and provide a copy of such notice to Caliber, in which case Caliber shall be indemnified by Sylvan against any liability for such amount pursuant to Section 10. In the event that Sylvan neither pays nor delivers notice of dispute of such obligation or amount within such period of time, Caliber may pay such amount and shall be entitled to reimbursement of such amount from Sylvan, and Caliber shall have the right to offset any such amount actually paid by Caliber against any payment owed to Sylvan by Caliber.

     9.02 Unless otherwise expressly provided for in this Agreement, the liabilities and obligations incurred in the operation of the Testing Centers after the Effective Date shall not be the responsibility of Sylvan but shall be liabilities and obligations of Caliber and shall be solely paid by Caliber. In the event Sylvan is presented with a bill or invoice addressed to it but relating to operation of the Testing Centers on or after the Effective Date, Sylvan shall forward such to Caliber and Caliber shall pay such within fifteen days after the latter of its due date and the date it is forwarded by Sylvan, together with any applicable interest or penalties, except that Sylvan may pay directly any such bill or invoice arising under any agreement or commitment that has not been signed or transferred to Caliber hereunder at the time such liability accrued and, unless Sylvan and Caliber agree otherwise, Sylvan shall be entitled to credit such amount against any Management Fees thereafter payable under this Agreement or, after the expiration of the Management Period, against any amounts payable under the Services Agreement. If Caliber disputes any obligation or amount reflected on a bill or invoice forwarded to it by Sylvan, it shall deliver notice of such to the payee within such fifteen day period and provide a copy of such notice to Sylvan, in which case Sylvan shall be indemnified by Caliber against any liability for such amount pursuant to Section 10. In the event that Caliber neither pays nor delivers notice of dispute of such obligation or amount within such period of time, Sylvan may pay such amount and shall be entitled to reimbursement of such amount from Caliber, and Sylvan shall have the right to offset any such amount actually paid by Sylvan against any payment owed to Caliber by Sylvan.

     9.03 Unless otherwise expressly provided for in this Agreement, any bill or invoice relating to liabilities or obligations incurred with respect to the Testing Centers over a period of time that begins prior to the Effective Date and ends after the Effective Date (a "Straddle Period"), regardless of whether paid before or after the Effective Date, shall be allocated between Sylvan and Caliber as follows: (i) Sylvan shall be responsible for that portion of the amount determined by multiplying the amount of the liability or obligation by a fraction, the numerator of which shall be the number of days from the beginning of the Straddle Period until the day before the Effective Date and the denominator of which shall be the total number of days in the Straddle Period, and (ii) Caliber shall be responsible for that portion of the amount determined by multiplying the amount of the liability or obligation by a fraction, the numerator of which shall be the number of days from the Effective Date until the end of the Straddle Period and the denominator of which shall be the total number of days in the Straddle Period.

10.0 INDEMNIFICATION

     10.01 From and after the Effective Date, Caliber shall indemnify, defend and hold Sylvan, its officers, directors, employees, agents and permitted assigns and the property of Sylvan free and harmless from any and all claims, losses, damages, injuries, and liabilities arising from or in connection with:

            (a) any misrepresentation, breach of representation or warranty or breach or non- fulfillment of any agreement or covenant on the part of Caliber under this Agreement, or from any inaccuracy or misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by Caliber hereunder; and

            (b) the operation of the Testing Centers or the ownership, control, or management of any assets or properties of the Testing Centers by Caliber after the Effective Date.

     10.02 From and after the Effective Date, Sylvan shall indemnify, defend and hold Caliber, its officers, directors, employees, agents and permitted assigns and the property of Caliber free and harmless from any and all claims, losses, damages, injuries, and liabilities arising from or in connection with:

            (a) any misrepresentation, breach of representation or warranty or breach or non-fulfillment of any agreement or covenant on the part of Sylvan under this Agreement, or from any inaccuracy or misrepresentation in or omission from any certificate or other instrument or document furnished or to be furnished by Sylvan hereunder; and

            (b) the operation of the Testing Centers or the ownership, control, or management of any assets or properties of the Testing Centers by Sylvan prior to the Effective Date.

     10.03 The party claiming indemnification under this Section shall promptly notify (and, in the case of any action, suit, arbitration, or judicial or administrative proceeding, shall so notify no later than fifteen (15) days after the party claiming indemnification has received notice thereof or has been served with a complaint or other process) the other party when it has knowledge of circumstances or the occurrence of any events which are likely to result in an indemnification obligation under this Agreement or when any action, suit, arbitration, or judicial or administrative proceeding is pending or threatened that is covered by this Agreement.

            The indemnifying party shall defend the party to be indemnified through counsel reasonably satisfactory to the party to be indemnified. Sylvan, as the party to be indemnified, shall have the right of prior approval over any settlement if such settlement might directly or indirectly affect, in a materially detrimental way, Sylvan.

            The party claiming indemnification shall cooperate with the other party in the defense of any such suit or proceeding, and the other party shall reimburse the party claiming indemnification for its expenses with respect thereto, including counsel of its choice. Such cooperation shall include, but not be limited to, the making of statements and affidavits, attendance at hearings and trials, production of documents, assistance in securing and giving evidence and obtaining the attendance of witnesses, provided, however, that in no event shall either party be required to waive attorney-client or other applicable privileges.

            Failure by the party claiming indemnification to promptly notify the other party within the time period set forth in the first paragraph of this Section shall not invalidate any claim or right for indemnification, unless such failure has a material adverse affect on the settlement, defense, or compromise of the matter that is the subject of the claim for indemnification. In addition, the party claiming indemnification shall be responsible for any claims or losses which could have been avoided or mitigated by prompt notice as required by this subsection.

11.0 GENERAL AND ADMINISTRATIVE  PROVISIONS

     11.01 Parties Bound. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns.

     11.02 Assignment. Neither party may assign this Agreement, or any part thereof, without the prior written approval of the other party, which approval shall not be unreasonably withheld. Any such request for approval of a proposed assignment shall be accompanied by a copy of the proposed contract between the party and the proposed assigned subcontractor. Caliber may, upon reasonable prior notice to Sylvan, but without the necessity of Sylvan's consent, assign its rights and obligations under this Agreement to a parent or wholly owned subsidiary pursuant to any internal reorganization not involving a change of control or ownership of Caliber. Any other assignment by Caliber may be made only with the prior consent and approval of Sylvan. Sylvan may, upon reasonable prior notice to Caliber, but without the necessity of Caliber's consent, assign this Agreement and its rights and obligations hereunder to an entity controlling, controlled by or under common control with Sylvan. Any other assignment by Sylvan may be made only with the prior consent and approval of Caliber.

     11.03 Maryland Law. This Agreement shall be subject to, governed by and construed in accordance with the laws (except for the choice of law provisions) of the State of Maryland. Any and all obligations or payments are due and payable in the City of Baltimore, Maryland.

     11.04 Severability. If any provision of this Agreement should, for any reason, be held violative of any applicable law, and so much of this Agreement be held unenforceable, then the invalidity of such a specific provision of this Agreement shall not be held to invalidate any other provisions of this Agreement, which other provisions shall remain in full force and effect unless removal of the invalid provisions destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled.

     11.05 Entire Agreement. This Agreement and the Services Agreement, together with all other documents, instruments or agreements executed or delivered in connection herewith or therewith, collectively represent the entire understanding of the parties hereto with respect to the subject matter hereof. There are no oral agreements, understandings, or representations made by any party to this Agreement that are outside of this Agreement and the Services Agreement and are not expressly stated herein or therein. Capitalized terms not defined herein shall have the meaning set forth in the Services Agreement.

     11.06 Notices. Any notices or other communications required or which may be given by either party to the other party under this Agreement, shall be in writing and may be sent by Fax, however the original shall be sent either by overnight courier, with a verified receipt, or by registered or certified mall, postage prepaid and addressed to and at the address stated below or to such other address as the parties shall subsequently designate to each other by notice given in accordance with this Section. Such notice shall be deemed to be sufficiently given on the earlier of the date when the original is received by the receiving party and the date that is three (3) business days after the original is sent or mailed.

          FOR SYLVAN:    SYLVAN LEARNING SYSTEMS, INC.
                         Attention:   B. Lee McGee
                         1000 Lancaster Street
                         Baltimore, Maryland 21202

          FOR CALIBER:   CALIBER LEARNING NETWORK, INC.
                         Attention:  Christopher Nguyen
                         1000 Lancaster Street
                         Baltimore, Maryland 21202


          A party may change the address for notice by giving notice of such change to the other party in writing.

    11.07 Amendments & Waivers. This Agreement may be amended only in writing by the mutual consent of all of the parties hereto. No waiver of any provision of this Agreement shall arise from any action or inaction of any party, except an instrument in writing expressly waiving the provision executed by the party entitled to the benefit of the provision.

    11.08 Survival. All representations, warranties, covenants, and agreements of the parties contained in this Agreement or contained in any writing delivered pursuant to this Agreement shall survive the Closing.

    11.09 Expenses. Except as otherwise expressly provided herein, each party to this Agreement shall pay the fees and expenses incurred by it in connection with the transactions contemplated by this Agreement. if any action is brought for breach of this Agreement or to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorney's fees.

    11.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereunder have executed this Agreement as of the day and year first above written.

"CALIBER"                                "SYLVAN"

CALIBER LEARNING NETWORK, INC.           SYLVAN LEARNING SYSTEMS, INC.



BY: _______________________________      BY: _______________________________

                              AMENDMENT NO. 1 TO
             TESTING CENTER MANAGEMENT AND CBT SERVICES AGREEMENT
                                    BETWEEN
                         SYLVAN LEARNING SYSTEMS, INC.
                                      AND
                        CALIBER LEARNING NETWORK, INC.


     This Amendment No. 1 (this "Amendment") to the Testing Center Management and CBT Services Agreement (the "Agreement") is made and entered into effective as of May 2, 1997, by and between SYLVAN LEARNING SYSTEMS, INC. ("Sylvan"), a Maryland corporation, and CALIBER LEARNING NETWORK, INC. ("Caliber"), a Maryland corporation.

                                   RECITALS

1.   The parties entered into the Agreement on May 1, 1997.

2. This Amendment is entered into to correct certain errors and to clarify certain obligations of the parties.

                             TERMS AND CONDITIONS

In consideration of the mutual covenants set forth in the Agreement and this Amendment, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Sylvan and Caliber amend the Agreement as follows:

1.0  COMPENSATION

The first sentence of Paragraph 1.03 of the Agreement is hereby deleted and the following is substituted therefor:

"1.03 As consideration for all of the services to be performed by Caliber in its operation of the Testing Centers during the Management Period, Sylvan shall pay the following fees to Caliber (the "Management Fees"), during the following periods:

          *

          *
----------
* Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

          *

2.0  TESTING CENTER SITES

Section 2.0 of the Agreement is hereby deleted in its entirety and the following is substituted therefor:

"2.0 MANAGEMENT AND USE OF TESTING CENTER LEASEHOLDS

     Sylvan represents and warrants that it has obtained any and all landlord consents required under the leases covering the Testing Centers (the "Leases") in order for Caliber lawfully to manage and use the leased premises covered thereby. Caliber shall use and manage the Testing Centers subject to the terms of this Agreement and the terms of the Leases.
     Caliber assumes and agrees to perform and comply with all of the agreements, covenants and obligations of Sylvan as tenant under the Leases, the terms and conditions of which being hereby incorporated by reference herein as if set forth in full; provided, however, that nothing in this
     Section 2.0 shall be deemed to constitute any Testing Center landlord a third party beneficiary of Caliber's covenants hereunder and no such landlord shall have any right or power to enforce against Caliber any obligations of Sylvan under any Lease."

3.0  COVERED TESTING CENTERS

Exhibit A to the Agreement is hereby deleted in its entirety and replaced by the
---------
substitute Exhibit A attached hereto.  For all purposes of the Agreement, the
           ---------
term "Testing Centers" means those Testing Centers listed on the substitute Exhibit A attached to this Amendment.
---------

4.0  GENERAL

This Amendment constitutes all of the amendments to the Agreement intended by the parties. Except as modified hereby, all of the other contractual obligations of the parties under the Agreement shall remain in full force and effect. In the event of any conflict between the terms of this Amendment and the terms of the Agreement or any Exhibit thereto, the terms of this Amendment shall prevail.

-------------
* Text omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the day and year first above written.

                              SYLVAN LEARNING SYSTEMS, INC.



                              By:_______________________________

                              Name:_____________________________

                              Title:______________________________



                              CALIBER LEARNING NETWORK, INC.



                              By:_______________________________

                              Name:_____________________________

                              Title:______________________________

                                   EXHIBIT A
                  TEST CENTERS & PERMITTED FIRST CLOSING DATES

                  #               CITY             SEATS  PERMITTED FIRST CLOSING DATES
SITES:           5201  Anchorage, AK                   5              N/A#
                 5202  Dover, DE                       5              N/A#
                 5206  Forest Hills[Queens], NY       28              N/A#
                 5209  Williston, VT                   5              N/A#
                 5212  Little Rock, AR                15              N/A#
                 5216  Washington, DC                 15              N/A#
                 5230  Chicago, IL                    12              N/A#
                 5233  Baton Rouge, LA                15              N/A#
                 5235  Boston, MA                     28              N/A#
                 5237  Morgantown, WV                  7              N/A#
                 5241  Bloomington [Normal], IL        8              N/A#
                 5242  Concord, NH                     8              N/A#
                 5244  Toledo, OH                     11              N/A#
                 5249  Scranton, PA                    9              N/A#
                 5804  *Atlanta, GA                   15               N/A
                 5807  *Chicago, IL                   25               N/A
                 5811  *Dallas, TX                    21               N/A
                 5812  *Denver, CO                    15               N/A
                 5815  *Glendale [LA], CA             24               N/A
                 5823  Melville [Long Island], NY     21              N/A#
                 5832  *NY [Midtown], NY              50               N/A
                 5833  *NY [Whitehall], NY            50               N/A
                 5836  *Maitland [Orlando], NY        15               N/A
                 5849  *San Francisco, CA             26               N/A
                 5855  *Waltham [Boston], MA          23               N/A
                 5856  NY [Penn Plaza], NY            44              N/A#
                 5858  Union [Newark], NJ             22              N/A#

CLOSING SITES:

                 5802  Albuquerque, NM                 4  When alternate sites are operating
                 5817  Houston, TX                    15  When alternate sites are operating
                 5826  Milwaukee, WI                  12  When alternate sites are operating
                 5831  Norwalk, CT                    11  When alternate sites are operating
                 5854  Tyson's Corner, VA             15  9/1/97


Other sites in the 52xx series are not included in this list because they are currently operated by 3rd parties or inside ETS FSOs [Field Service Offices].

 . * These sites are designated NASD "Flagship" sites and operate per the "Flagship" guidelines in the NASD Agreement.

 .  # These sites have no planned closing date however they could be closed
if a franchise operated STC opened                in this market